Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Carmike Cinemas, Inc. on Form S-3 (No. 333-189477) and Forms S-8 (Nos. 333-176201, 333-121940, 333-102765, 333-102764, 333-85194, and 333-196305) of our report dated June 1, 2015, on our audits of the consolidated financial statements of Digital Cinema Destinations Corp. and Subsidiaries as of June 30, 2014 and 2013 and for each of the years in the two-year period ended June 30, 2014, which report is included in the Current Report on Form 8-K filed on or about June 5, 2015.

/s/ EisnerAmper LLP

Iselin, New Jersey
June 5, 2015